Exhibit 23.1

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

January 3, 2019

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1/Amendment #2 of Unex Holdings, Inc. of our report dated on October 17, 2018, on our audit of the financial statements of Unex Holdings, Inc. as of August 31, 2018 and 2017, and the related statements of operations, stockholders’ equity and cash flows for the year ended August 31, 2018 and for the period February 17, 2017 (date of inception) through August 31, 2017 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board